EXECUTION VERSION

THIS PROMISSORY NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES. THIS PROMISSORY NOTE MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED, HYPOTHECATED, TRANSFERRED OR ASSIGNED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT FOR THE NOTE UNDER APPLICABLE SECURITIES LAWS OR UNLESS OFFERED, SOLD, PLEDGED, HYPOTHECATED OR TRANSFERRED PURSUANT TO AN AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THOSE LAWS. THE ISSUER SHALL BE ENTITLED TO REQUIRE AN OPINION OF COUNSEL SATISFACTORY TO THE ISSUER THAT SUCH REGISTRATION IS NOT REQUIRED.
SENIOR NOTE
February 3, 2017
$75,000,000.00
FOR VALUE RECEIVED, the undersigned, ICU MEDICAL, INC., a Delaware corporation (the “Company”), hereby unconditionally promises to pay to PFIZER INC., a Delaware corporation (“Pfizer,” and together with any permitted successor, permitted registered assignee or permitted transferee of, or other permitted holder of, this Note, the “Lender”) in lawful money of the United States on the Maturity Date the principal sum of Seventy-Five Million Dollars ($75,000,000.00) (the “Loan”). The Company further hereby agrees to pay interest on the unpaid principal amount hereof from time to time outstanding at the rates and on the dates specified in Section 2. This Note is referred to in, and was executed and delivered in connection with, that certain Amended and Restated Stock and Asset Purchase Agreement made and entered into as of January 5, 2017 (as amended, supplemented or otherwise modified from time to time in accordance with the terms thereof, the “Acquisition Agreement”) among Pfizer and the Company.
SECTION 1.    DEFINITIONS.

Section 1.2Definitions. The following terms shall have the respective meanings given to them in this Section 1.1.
“Acquisition” means any transaction, or any series of related transactions, consummated on or after the date of this Agreement, by which any Obligor or any of its Subsidiaries: (a) acquires all or substantially all of the assets, business or a line of business of any Person, or any division thereof, whether through purchase of assets, merger or otherwise; or (b) directly or indirectly acquires (in one transaction or as the most recent transaction in a series of transactions) at least a majority (in number of votes) of the securities of a corporation which have ordinary voting power for the election of directors (other than securities having such power only by reason of the happening of a contingency) or a majority (by percentage or voting power) of the outstanding ownership interests of a partnership or limited liability company.
“Acquisition Agreement” has the meaning assigned to such term in the first paragraph of this Note.

“Affiliate” means, as to any Person, any other Person that, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person. For purposes of this definition, “control” of a Person means the power, directly or indirectly, either to (a) vote 10% or more of the securities having ordinary voting power for the election of directors (or persons performing similar functions) of such Person or (b) direct or cause the direction of the management and policies of such Person, whether by contract or otherwise.
“Bankruptcy Code” means the Bankruptcy Code in Title 11 of the United States Code, as amended, modified, succeeded, or replaced from time to time.
“Board” means the Board of Governors of the Federal Reserve System of the United States.
“Business Day” means any day that is not a Saturday, Sunday, or other day on which commercial banks in New York City or Orange, California are authorized or required by law to remain closed; provided that, when used in connection with the interest rate settings for the Loan, the term “Business Day” shall also exclude any day on which banks are not open for dealing in Dollar deposits in the London interbank market.
“Capital Lease Obligations” of any Person means the obligations of such Person which are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and for the purposes of this Note, the amount of such obligations at any time shall be the capitalized amount thereof determined in accordance with GAAP.
“Cash Equivalents” means:
(a)marketable direct obligations issued or unconditionally guaranteed by the United States or any agency thereof;

(b)marketable direct obligations issued or fully guaranteed by any state of the United States or any political subdivision of any such state or any public instrumentality thereof maturing within one year from the date of acquisition thereof and, at the time of acquisition, having one of the two highest ratings obtainable from either Standard & Poor’s Rating Group (“S&P”) or Moody’s Investors Service, Inc. (“Moody’s”);

(c)commercial paper maturing within 270 days from the date of acquisition thereof and having, at such date of acquisition, a rating of not less than A-2 from S&P or a rating of not less than P-2 from Moody’s (or, if at any time neither of such services shall be rating such obligations, then from another nationally recognized rating service);

(d)certificates of deposit, banker’s acceptances and time deposits maturing within 90 days from the date of acquisition thereof issued or guaranteed by or placed with, and money market accounts issued or offered by, any domestic office of any commercial bank organized under the laws of the United States or any state thereof which has a combined capital and surplus and undivided profits of not less than $500,000,000;

(e)deposit accounts maintained with (i) any bank that satisfies the criteria described in clause (d) of this definition, or (ii) any other bank organized under the laws of the United States or any state thereof so long as the full amount maintained with any such other bank is insured by the Federal Deposit Insurance Corporation;

(f)repurchase agreements entered into by any Person with a bank that satisfies the criteria described in clause (d) of this definition for direct obligations issued or fully guaranteed by the United States or any agency thereof;
(g)Investments in money market funds substantially all of whose assets are invested in the types of assets described in clauses (a) through (f) above; and

(h)instruments equivalent to those referred to in clauses (a) through (g) above denominated in any foreign currency comparable in credit quality and tenor to those referred to above and commonly used by corporations for cash management purposes in any jurisdiction outside the United States to the extent reasonably required in connection with any business conducted by any Subsidiary organized in such jurisdiction.
“CFC” means any Foreign Subsidiary that is a “controlled foreign corporation” within the meaning of Section 957(a) of the Code.
“Change in Control” means (a) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act, but excluding any Employee Benefit Plan of Company or its Subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of Equity Interests representing 40% or more of the voting power of the Company’s outstanding Equity Interests having the power to vote or acquires the power to elect a majority of the board of directors of the Company, (b) there shall have occurred under any indenture or other instrument evidencing any Material Indebtedness any “change in control” or similar provision (as set forth in the indenture, agreement or other evidence of such Material Indebtedness) obligating the Company or any of its Subsidiaries to repurchase, redeem or repay all or any part of the Material Indebtedness provided for therein or (c) during any period of 12 consecutive calendar months, a majority of the members of the board of directors or equivalent governing body of the Company cease to be made up of those Continuing Directors.
“Code” means the Internal Revenue Code of 1986, as amended.
“Company” has the meaning assigned to such term in the first paragraph of this Note.
“Continuing Directors” means, with respect to any period, the directors of the Company on the first day of such period and each other director, if such other director's election to the board of directors of the Company is recommended by, or such other director's election is approved by, at least a majority of the then Continuing Directors.
“Debtor Relief Laws” means the Bankruptcy Code and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect.
“Default” means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.
“Disposition” means any sale, assignment, lease, license, transfer or other disposition of any property or assets (including, without limitation, the issuance or sale of any Equity Interest of any of its Subsidiaries to any Person other than the Company and its Wholly-Owned Subsidiaries or any Sale Leaseback), in each case, whether now owned or hereafter acquired, by the Company or any of its Subsidiaries to any other Person. The term “Dispose” as a verb has a corresponding meaning.

“Disqualified Equity Interests” means any Equity Interest that, by its terms (or by the terms of any security or other Equity Interests into which it is convertible or for which it is exchangeable), or upon the happening of any event or condition (a) matures or is mandatorily redeemable (other than solely for Qualified Equity Interests), pursuant to a sinking fund obligation or otherwise (except as a result of a change of control or asset sale so long as any rights of the holders thereof upon the occurrence of a change of control or asset sale event are subject to the prior Full Satisfaction of the Obligations), (b) is redeemable at the option of the holder thereof (other than solely for Qualified Equity Interests), in whole or in part, (c) provides for the scheduled payments of dividends in cash, or (d) is or becomes convertible into or exchangeable for Indebtedness or any other Equity Interests that would constitute Disqualified Equity Interests, in each case, prior to the date that is 91 days after the Maturity Date.
“Dollars” or “$” refers to lawful money of the United States.
“Domestic Subsidiary” means any Subsidiary organized in, or under the Laws of, the United States or any political subdivision thereof.
“Effective Date” means the date hereof.
“Equity Interests” means shares of the capital stock (including common and preferred shares), partnership interests, membership interest in a limited liability company, beneficial interests in a trust, any subscriptions, options, warrants, commitments, preemptive rights or agreements of any kind (including any shareholders’ or voting trust agreements) for the issuance, sale, registration or voting of, or securities convertible into, any additional equity interests, or other equity interests.
“Equity Issuance” means the issuance of any equity securities or equity-linked securities of the Company or any Subsidiary to any Person, other than pursuant to any employee equity compensation plan or agreement or other employee equity compensation arrangement, any employee benefit plan or agreement or other employee benefit arrangement or any non-employee director equity compensation plan or agreement or other non-employee director equity compensation arrangement or pursuant to the exercise or vesting of any employee or director stock options, restricted stock or restricted stock units, warrants or other equity awards or pursuant to dividend reinvestment programs.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated thereunder and any successor thereto.
“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with the Company or any Subsidiary, is treated as a single employer under Section 414(b) or (c) of the Code, or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414(m) and (o) of the Code.
“ERISA Event” means (a) any “reportable event”, as defined in Section 4043(c) of ERISA with respect to a Plan (other than an event for which the 30-day notice period is waived pursuant to regulations issued thereunder), (b) the failure to make sufficient contributions to a Plan for any plan year which, in the aggregate, are less than the minimum required contributions determined under Section 412 of the Code, Section 430 of the Code or Section 303 of ERISA for the Plan for the plan year, (c) the assertion of a material claim (other than routine claims for benefits) against any “employee benefit plan” within the meaning of Section 3(3) of ERISA other than a Multiemployer Plan or the assets thereof, or against the Company or any of its respective ERISA Affiliates in connection with any Company Plan, (d) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, ipon the Company or any ERISA Affiliate, (e) the institution by the PBGC of proceedings to terminate any Plan or Plans or the appointment of a trustee to administer any Plan, (f) the determination that any Plan is considered an at-risk plan or a plan in endangered or critical status within the meaning of Sections 430(i) and 432 of the Code or Sections 303(i) and 305 of ERISA, (g) the failure by the Company or any ERISA Affiliate to make any required contribution to a Multiemployer Plan or (h) the incurrence by the Company or any ERISA Affiliate of any Withdrawal Liability.
“Event of Default” has the meaning assigned to such term in Section 8.
“Exchange Act” means the Securities Exchange Act of 1934.
“Excluded Debt” means (a) Indebtedness among the Company and/or the Subsidiaries, (b) Indebtedness of any Foreign Subsidiary incurred for working capital purposes, (c) purchase money Indebtedness and (d) Capital Lease Obligations, in each case only to the extent permitted under Section 7.1.
“Excluded Subsidiary” means (a) any Immaterial Subsidiary; (b) any CFC; (c) any FSHCO; (d) any Subsidiary that is directly or indirectly owned by a CFC or a FSHCO; (e) any Domestic Subsidiary to the extent prohibited or restricted by applicable Law whether on the Effective Date or thereafter, or would require or be subject to any Governmental Authority or regulatory third party consent or approval, or would be prohibited or restricted by contract existing on the Effective Date or, with respect to Subsidiaries acquired after the Effective Date, by contract existing when such Subsidiary was acquired and not in contemplation of such acquisition, or resulting in material adverse Tax consequences to the Company or any of its direct or indirect Subsidiaries, as reasonably determined by the Company and the Lender Representative; or (f) any Subsidiary where the Lender Representative and the Company agree the cost of obtaining a Guarantee by such Subsidiary would be excessive in light of the practical benefit to the Lender afforded thereby.
“Fiscal Quarter” means a fiscal quarter of any Fiscal Year, which shall end on the last day of each of March, June, September and December of each Fiscal Year.
“Fiscal Year” means the fiscal year of the Company for financial reporting purposes hereunder ending on December 31 of each calendar year.
“Foreign Subsidiary” means any Subsidiary that is not a Domestic Subsidiary.
“FSHCO” means any Subsidiary that is a U.S. Person has no material assets other than the Equity Interests of one or more CFCs.
“Fully Satisfied” or “Full Satisfaction” means, as of any date, that on or before such date: (a) the principal of and interest accrued to such date on the Loan shall have been paid in full in cash and (b) all fees, expenses and other amounts then due and payable (other than contingent amounts for which a claim has not been made) shall have been paid in full in cash.
“GAAP” means generally accepted accounting principles and practices set forth from time to time in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board (or agencies with similar functions of comparable stature and authority within the U.S. accounting profession).
“Governmental Authority” means the government of the United States or any other nation, or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory, or administrative powers or functions of or pertaining to government including any supra-national bodies (such as the European Union or the European Central Bank).
“Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other monetary obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other monetary obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof or pledge any assets to secure the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other monetary obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other monetary obligation, (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or monetary obligation, or (e) entered into for the purpose of assuring in any other manner the holder of such Indebtedness or other monetary obligation of the payment or performance thereof or to protect such holder against loss in respect thereof (in whole or in part). The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as reasonably determined by the guaranteeing Person in good faith. The term “Guarantee” as a verb has a corresponding meaning. Notwithstanding the foregoing, the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business.
“Guarantor” means (a) on the Effective Date, each Subsidiary that is a party to the Note Guaranty and (b) thereafter, each such Subsidiary and each additional Subsidiary that becomes a guarantor of the Obligations pursuant to the terms of this Note, in each case other than any Subsidiary that has been released as a guarantor pursuant to the terms of the Note Guaranty.
“Hedging Agreement” means any interest rate protection agreement, foreign currency exchange agreement, currency options, spot contracts, collar transactions, commodity price protection agreement, rate swap transactions, basis swaps, forward rate transactions, or other interest rate, currency exchange rate, or commodity price hedging arrangement, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), designed to provide protection against fluctuations in interest rates, currency exchange rates, or commodity prices, whether or not any such transaction is governed by or subject to any master agreement.
“Immaterial Subsidiary” means, on any date of determination, any Subsidiary with (a) total assets equal to or less than 2.5% of the total assets of the Company and its Subsidiaries and (b) gross revenues equal to or less than 2.5% of the gross revenues of the Company and its Subsidiaries; provided that any such Subsidiary shall not be an Immaterial Subsidiary unless such Subsidiary, when aggregated with all other Subsidiaries that are not Guarantors have, as of the last day of the most recently completed Fiscal Quarter of the Company for which financial statements have (or should have) been delivered, (i) total assets equal to or greater than 5.0% of the total assets of the Company and its Subsidiaries or (ii) gross revenues equal to or greater than 5.0% of the gross revenues of the Company and its Subsidiaries.
“Indebtedness” of any Person (the “Subject Person”) means, without duplication, (a) all indebtedness for borrowed money (including all obligations evidenced by bonds, debentures, notes or similar instruments, or upon which interest payments are customarily paid), (b) the deferred purchase price of assets or services which in accordance with GAAP would be shown to be a liability (on the liability side of a balance sheet), but specifically excluding (i) accrued expenses and trade payables arising or incurred and paid in the ordinary course of business and (ii) deferred compensation payable to directors, officers and employees of the Company or any Subsidiary so long as such compensation: (A) is incurred in the ordinary course of business and pursuant to any incentive compensation plan adopted by the board of directors of the Company in the ordinary course of business; and (B) is not evidenced by a note or similar written instrument (other than such incentive compensation plan’s governing documentation or any grant notices issued thereunder), (c) the maximum stated amount of all letters of credit issued or acceptance facilities established for the account of such Subject Person and, without duplication, all drafts drawn thereunder, (d) all Capital Lease Obligations, (e) all Synthetic Lease Obligations and all obligations under any securitization facility or other similar off-balance sheet financing product to which such Subject Person is a party, where such transaction is considered borrowed money indebtedness for Tax purposes, (f) any Disqualified Equity Interests of such Subject Person, valued, as of the date of determination, at the greater of (i) the maximum aggregate amount that would be payable upon maturity, redemption, repayment or repurchase thereof (or of Disqualified Equity Interests or Indebtedness into which such Disqualified Equity Interests are convertible or exchangeable) and (ii) the maximum liquidation preference of such Disqualified Equity Interests, (g) any obligations of such Subject Person under conditional sales contracts and similar title retention instruments with respect to property acquired (other than customary reservations or retentions of title under agreements with suppliers entered into in the ordinary course of business), (h) all obligations under any Hedging Agreement (measured at the Termination Value thereof), (i) indebtedness owing by a partnership in which such Subject Person is a general partner to the extent of recourse to such Subject Person for the payment of such indebtedness, (j) all indebtedness referred to in clauses (a) through (i) of this definition of another Person secured by any Lien on any property of such Subject Person, whether or not such indebtedness has been assumed, in an amount not to exceed the fair market value of the property of such Subject Person securing such indebtedness, and (l) all Guarantees by such Subject Person of indebtedness of others referred to in clauses (a) through (i) of this definition.
“Indemnified Person” has the meaning assigned to such term in Section 12.10(b).
“Indemnified Tax” means any and all Taxes required to be withheld or deducted from a payment to the Lender pursuant to this Note other than (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of the Lender being organized under the laws of, or having its principal office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) U.S. federal withholding Taxes imposed on amounts payable to or for the account of the Lender with respect to the Loan and (c) Taxes attributable to a Lender’s failure to comply with the first two sentences of Section 4.1.
“Interest Payment Date” means (a) the last day of each Interest Period and (b) the Maturity Date.
“Interest Period” means (a) the period commencing on the Effective Date and ending on the numerically corresponding day in the calendar month that is three (3) months thereafter and (b) each subsequent three (3) month period; provided that (i) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day, and (ii) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period.
“Interest Rate” means the LIBO Rate plus (a) 2.25% per annum for the first twelve (12) months after the Effective Date, and (b) 2.50% per annum thereafter.

“Investment” means, for any Person: (a) the acquisition (whether for cash, property, services, or securities or otherwise) of bonds, notes, debentures, or Equity Interests or other securities, or all or substantially all the assets of, or any line of business or division of, any other Person, or the acquisition of assets of another Person that constitute a business unit, whether direct or indirect or in one transaction or series of transactions; (b) the making of any advance, loan or other extension of credit or capital contribution to, any other Person (including the purchase of property from another Person subject to an understanding or agreement, contingent or otherwise, to resell such property to such Person); (c) the entering into of any Guarantee or assumption of debt of, or other contingent obligation with respect to, Indebtedness or other liability of any other Person and (without duplication) any amount committed to be advanced, lent or extended to such Person; (d) the entering into of any Hedging Agreement; or (e) the entering into any joint venture.
“IP Migration” means the sale, exclusive license or other Disposition of intellectual property rights outside of the United States from the Company or any of its Domestic Subsidiaries to one or more Wholly-Owned Foreign Subsidiaries at any time before, on, or after the Effective Date.
“Laws” means, collectively, all applicable international, foreign, federal, state, commonwealth and local statutes, treaties, rules, guidelines, regulations, ordinances, codes, common laws and administrative or judicial precedents or authorities, including the interpretation thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority.
“Lender” has the meaning assigned to such term in the first paragraph of this Note.
“Lender Representative” means Pfizer.
“LIBO Rate” means, with respect to the Loan for any Interest Period, a rate per annum equal to the London interbank offered rate as administered by the ICE Benchmark Administration (or any other Person that takes over the administration of such rate) for deposits in Dollars with a term equivalent to the applicable Interest Period as displayed on the Reuters screen page that displays such rate (currently page LIBOR01) (or, in the event such rate does not appear on a Reuters page or screen, on the appropriate page of such other information service that publishes such rate as shall be selected by the Lender Representative from time to time in its reasonable discretion) at approximately 11:00 a.m., London time, two (2) Business Days prior to the commencement of such Interest Period; provided that in no event shall the LIBO Rate be less than zero. In the event that such rate is not available at such time for any reason, then the LIBO Rate with respect to the Loan for such Interest Period shall be the rate at which dollar deposits in the amount of the Loan and for a maturity comparable to such Interest Period are offered by the principal London office of JPMorgan Chase Bank, N.A. in immediately available funds in the London interbank market at approximately 11:00 a.m., London time, two (2) Business Days prior to the commencement of such Interest Period.
“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, option, levy, execution, attachment, garnishment, hypothecation, assignment for security, deposit arrangement, encumbrance, charge, security interest or other preferential arrangement in the nature of a security interest of any kind or nature whatsoever, on or of such asset, and (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset.
“Loan” has the meaning assigned to such term in the first paragraph of this Note.

“Loan Documents” means, collectively, this Note, the Note Guaranty and all other documents, instruments, and agreements executed and delivered, or acknowledged by an Obligor in connection with this Note, in each case excluding the Acquisition Agreement and all other documents, instruments, and agreements entered into in connection with the Acquisition Agreement that are not specifically related to the Note and the Note Guaranty).
“Margin Stock” means “margin stock” within the meaning of Regulations T, U and X of the Board.
“Material Adverse Effect” means a material adverse change in, or a material adverse effect upon (a) the business, results of operations, assets or financial condition of the Company and its Subsidiaries taken as a whole, (b) the ability of the Company and its Subsidiaries taken as a whole to perform their material obligations under this Note or any of the Loan Documents to which they are a party, (c) the legality, validity, binding effect, or enforceability of this Note or any other Loan Document, or (d) the rights and remedies of or benefits available to the Lender under this Note or any of the other Loan Documents.
“Material Contract” means with respect to any Obligor, each contract to which such Obligor is now or at any time hereafter a party (other than the Loan Documents) for which breach, nonperformance, cancellation, or failure to renew could reasonably be expected to have a Material Adverse Effect.
“Material Indebtedness” means Indebtedness (other than the Loan), of any one or more of the Company and its Subsidiaries in an aggregate principal amount (including undrawn committed or available amounts) exceeding $25,000,000. For purposes of determining Material Indebtedness, the principal amount of the obligations of any Person in respect of any Hedging Agreement at any time shall be the Termination Value thereof.
“Maturity Date” means February 3, 2020.
“Multiemployer Plan” means a “multiemployer plan” as defined in Section 4001(a)(3) of ERISA to which the Company or any ERISA Affiliate is making, or is accruing an obligation to make, or has accrued an obligation to make, contributions within the preceding six (6) years.
“Net Proceeds” means, with respect to any Prepayment Event (a) the cash proceeds received in respect of such event including (i) any cash received in respect of any non-cash proceeds, but only as and when received, (ii) in the case of a casualty, insurance proceeds, and (iii) in the case of a condemnation or similar event, condemnation awards and similar payments, net of (b) the sum of (i) all fees and out-of-pocket expenses (including underwriting discounts, investment banking fees, commissions, collection expenses and other transaction costs) paid or reasonably estimated to be payable by the Company and the Subsidiaries in connection with such event, (ii) in the case of a Disposition of an asset (including pursuant to a sale and leaseback transaction or a casualty or a condemnation or similar proceeding), the principal amount, premium or penalty, if any, interest, breakage, costs and other amounts on any Indebtedness subject to mandatory prepayment as a result of such event, (iii) in the case of any Disposition, casualty, condemnation or similar event by a non-Wholly-Owned Subsidiary, the pro-rata portion of the Net Proceeds thereof (calculated without regard to this clause (iii)) attributable to minority interests and not available for distribution to or for the account of the Company or a Wholly-Owned Subsidiary as a result thereof, (iv) the amount of all Taxes paid (or reasonably estimated to be payable) by the Company and the Subsidiaries, and (v) the amount of any reserves established by the Company and the Subsidiaries in accordance with GAAP to fund contingent liabilities reasonably estimated to be payable (however, the amount of any subsequent reduction of such reserve (other than in connection with a payment in respect of any such liability) shall be deemed to be Net Proceeds on the date of such reduction), in each case, that are directly attributable to such event (as determined reasonably and in good faith by a Responsible Officer of the Company).

“Non-Repatriated Cash” has the meaning assigned to such term in Section 3.3(b).
“Note Guaranty” means, the Note Guaranty dated as of the Effective Date, by and among each of the parties listed on the signature pages thereto and those additional entities that thereafter become parties thereto in favor of the Lender.
“Obligations” means all of the obligations, indebtedness and liabilities of the Obligors to the Lender under this Note or any of the other Loan Documents, including principal, interest, fees, prepayment premiums (if any), expenses, reimbursements and indemnification obligations and other amounts, absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against the Company or any Subsidiary thereof of any proceeding under any Debtor Relief Laws or other similar laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding.
“Obligor” means the Company and each Guarantor.
“Organizational Documents” means, with respect to any Person (a) in the case of any corporation, the certificate of incorporation and by-laws (or similar documents) of such Person, (b) in the case of any limited liability company, the certificate or articles of formation and operating agreement (or similar documents) of such Person, (c) in the case of any limited partnership, the certificate of formation and limited partnership agreement (or similar documents) of such Person, (d) in the case of any general partnership, the partnership agreement (or similar document) of such Person, (e) in any other case, the functional equivalent of the foregoing, and (f) any shareholder, voting trust or similar agreement between or among any holders of Equity Interests of such Person.
“Other Connection Taxes” means, with respect to a holder of this Note, Taxes imposed as a result of a present or former connection between such holder and the jurisdiction imposing such Tax (other than connections arising from such holder having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in the Loan or any Loan Document).
“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA.
“Permitted Acquisition” means: any Acquisition that meets all of the following requirements:
(a)    no less than five (5) Business Days prior to the proposed closing date of such Acquisition (or such shorter period as is acceptable to the Lender Representative in its reasonable discretion), the Company shall have delivered written notice of such Acquisition to the Lender Representative, which notice shall include the proposed closing date of such Acquisition;
(b)    the Company shall have certified on or before the closing date of such Acquisition, in writing, that, to the knowledge of the Company, such Acquisition has been approved by the board of directors (or equivalent governing body) of the Person to be acquired;
(c)    if such Acquisition is a merger or consolidation, the Company or a Subsidiary shall be the surviving Person, or the surviving Person shall become, if required, a Guarantor in accordance with, and within the time periods specified in this Agreement, and no Change in Control shall have been effected thereby;

(d)    the Permitted Acquisition Consideration with respect to all such Acquisitions shall not exceed $30,000,000 in the aggregate in any Fiscal Year; and
(e)    no Default or Event of Default shall have occurred and be continuing both before and after giving effect to such Acquisition and any Indebtedness incurred in connection therewith.
“Permitted Acquisition Consideration” means the aggregate amount of the purchase price, including, but not limited to, any assumed debt, earn-outs (provided that to the extent such earn-out is subject to a contingency, such earn-out shall be valued at the amount of reserves, if any, required under GAAP at the date of such acquisition), payments in respect of non-competition agreements or other arrangements accounted for as acquisition consideration under GAAP, deferred payments (valued at the discounted present value thereof), or Equity Interests of the Company, to be paid on a singular basis in connection with any applicable Permitted Acquisition as set forth in the applicable documents underlying such Permitted Acquisition executed by the Company or any of its Subsidiaries in order to consummate the applicable Permitted Acquisition (but excluding ongoing royalty payments).
“Permitted Encumbrances” means: (a) Liens for Taxes or governmental charges or levies (i) not yet delinquent for a period of more than thirty (30) days or (ii) which are delinquent for a period of more than thirty (30) days and are being diligently contested in good faith by appropriate proceedings for which adequate reserves determined in accordance with GAAP have been established (and as to which the property subject to such Lien is not yet subject to foreclosure or sale on account thereof); (b) Liens in respect of property imposed by law or contract arising in the ordinary course of business such as materialmen’s, carrier’s, mechanics’, landlord’s, suppliers’, warehousemen’s, and other like Liens; provided that such Liens secure only amounts not more than forty-five (45) days past due or are being contested in good faith by appropriate proceedings for which adequate reserves determined in accordance with GAAP have been established (and as to which the property subject to such Lien is not yet subject to foreclosure, sale or loss on account thereof); (c) pledges or deposits made in the ordinary course of business to secure payment of worker’s compensation insurance, unemployment insurance, pensions or social security, property, casualty, or liability insurance, or other insurance programs; (d) Liens arising from good faith deposits in connection with or to secure performance of utilities, tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, performance and return-of-money bonds and other similar obligations incurred in the ordinary course of business (other than obligations in respect of the payment of borrowed money); (e) easements, rights-of-way, servitudes, restrictions (including zoning restrictions and building and similar laws), defects or irregularities in title and other similar charges or encumbrances not, in any material respect, impairing the use of such property for its intended purposes or interfering with the ordinary conduct of business of any Obligor; (f) Liens in existence on the Effective Date and described on Schedule 9.2; (g) Liens securing Capital Lease Obligations or purchase money Indebtedness (which shall include Indebtedness incurred within one hundred eighty (180) days of the acquisition or completion of construction of an asset to finance (or refinance in accordance with Section 7.1(d)) all or a portion of the purchase price or cost of construction of such asset) to the extent the Capital Lease Obligations or purchase money Indebtedness secured by such Lien is permitted by Section 7.1(d); and provided such Lien attaches only to the asset so purchased, constructed or leased and the proceeds thereof (or, with respect to any lender or lessor, other assets financed by such lender or lessor); (h) licenses or sublicenses (including as to patents, trademarks, copyrights, and other intellectual property rights) and leases or subleases granted to others in the ordinary course of business and not interfering in any material respect with the business of any Obligor or any of its Subsidiaries; (i) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods; (j) judgment Liens in respect of judgments that do not constitute an Event of Default under clause (i) of Section 8; provided the enforcement of such Lien is effectively stayed; (k) customary Liens (including the right of set-off) in favor of banking institutions encumbering deposits held by such banking institutions or in favor of collecting banks incurred in the ordinary course of business; (l) Liens on securities that are the subject of repurchase agreements permitted by the definition of Cash Equivalents; (m) Liens solely on any cash earnest money deposits made in connection with any letter of intent or purchase agreement related to an Investment or Disposition permitted hereunder; (n) Liens that are replacements of Permitted Encumbrances to the extent that the original Indebtedness is the subject of permitted Refinancing Indebtedness and so long as the replacement Liens only encumber those assets that secured the original Indebtedness; (o) Liens granted in the ordinary course of business on the unearned portion of insurance premiums and the proceeds of insurance policies securing the financing of insurance premiums to the extent the financing is permitted under clause (j) of Section 7.1; (p) to the extent constituting Liens, options, put and call arrangements, rights of first refusal and similar rights relating to Equity Interests in joint ventures or other Investments in each case permitted pursuant to Section 7.5; (q) any interest or title of a licensor, sublicensor, lessor or sublessor (and any Lien on the interest of title licensor, sublicensor, lessor or sublessor) as to any assets under any inbound license or lease agreement entered into by the Company or any Subsidiary in the ordinary course of business and not prohibited by this Note; (r) to the extent constituting Liens, any option or other agreement to purchase any asset of the Company or any Subsidiary, the Disposition of which is expressly permitted under Section 7.4; (s) Liens securing all obligations, contingent or otherwise, relating to letters of credit, banker’s acceptances, bank guarantees and similar instruments, whether or not drawn, including, without limitation, any reimbursement obligation, to the extent securing Indebtedness permitted under Section 7.1; (t) customary setoff rights in favor of any counterparty to any Hedging Agreements and reasonable customary deposits, which secure Indebtedness under Hedging Agreements, in each case, to the extent permitted by this Note; (u) Liens on assets of Foreign Subsidiaries securing Indebtedness permitted pursuant to Section 7.1(o); (v) Liens encumbering customary initial deposits and customary margin deposits and similar customary Liens attaching to brokerage accounts not prohibited hereunder; (w) Liens existing at the time any Person becomes a Subsidiary or assets were acquired from such Person in connection with an Investment not prohibited hereunder; provided that such Lien is not incurred in contemplation of such Investment; (x) other Liens as to which the aggregate amount of the obligations secured thereby does not exceed $20,000,000 at any time.
“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority, or other entity.
“Plan” means any "employee pension benefit plan" (as such term is defined in Section 3(2) of ERISA) (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which the Company or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.
“Prepayment Event” means (a) any Disposition (including pursuant to a sale and leaseback transaction) of any property or assets of the Company or any Subsidiary that is made under Section 7.4(o) and is outside the ordinary course of business; (b) any casualty or other damage to, or any taking under power of eminent domain or by condemnation or similar proceeding of, any asset of the Company or any Subsidiary; (c) any incurrence or issuance by the Company or any Subsidiary of any Specified Debt other than Excluded Debt; or (d) any Equity Issuance by the Company or any Subsidiary.
“Qualified Equity Interest” means and refers to any Equity Interests issued by the Company or one or more of its Subsidiaries that is not a Disqualified Equity Interest.
“Refinancing Indebtedness” means refinancings, renewals, or extensions of Indebtedness so long as: (a) such refinancings, renewals, or extensions do not result in an increase in the principal amount of the Indebtedness so refinanced, renewed, or extended other than for the amount of any premiums, make-whole amounts or penalties and accrued and unpaid interest paid thereon, the fees and expenses incurred in connection therewith (including any closing fees and original issue discount) and by the amount of the unfunded commitments with respect thereto, (b) such refinancings, renewals, or extensions do not result in a shortening of the average weighted maturity (measured as of the refinancing, renewal, or extension) of the Indebtedness so refinanced, renewed, or extended, (c) if the Indebtedness that is refinanced, renewed, or extended was subordinated in right of payment to the Obligations, then the terms and conditions of the refinancing, renewal, or extension must include subordination terms and conditions that are at least as favorable to the Lender as those that were applicable to the refinanced, renewed, or extended Indebtedness, and (d) the Indebtedness that is refinanced, renewed, or extended is not recourse to any Obligor other than those Persons which were obligated with respect to the Indebtedness that was refinanced, renewed, or extended or secured by any property other than property that secured the Indebtedness that was refinanced, renewed or extended.
“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees, and advisors of such Person and of such Person’s Affiliates.
“Repatriation Event” has the meaning assigned to such term in Section 3.3(b).
“Replacement Facility” has the meaning assigned to such term in Section 6.1.
“Responsible Officer” means the chief executive officer, president, chief financial officer, principal accounting officer, treasurer, vice president of finance or controller of any Person. Any document delivered hereunder that is signed by a Responsible Officer of any Person shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Person.
“Restricted Payment” means, with respect to any Person, any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interest of or issued by such Person, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any Equity Interest of or issued by such Person or any payment of management fees or consulting fees to any holder of Equity Interests of such Person.
“Sale Leaseback” means the entering into any arrangement, directly or indirectly, with any Person whereby it shall dispose of any property, whether now owned or hereafter acquired and thereafter rent or lease such property or other property that it intends to use for substantially the same purpose as the property being disposed of.
“SEC” means the Securities and Exchange Commission or any other Governmental Authority succeeding to any of the principal functions thereof.
“Solvent” and “Solvency” mean, with respect to any Person and its Subsidiaries on a consolidated basis on any date of determination, that on such date (a) the fair value of the assets of such Person and its Subsidiaries, on a consolidated basis, is greater than the total amount of liabilities, including contingent liabilities, of such Person and its Subsidiaries, (b) the present fair salable value of the assets of such Person and its Subsidiaries, on a consolidated basis, is not less than the amount that will be required to pay the probable liability, on a consolidated basis, of such Person and its Subsidiaries on their debts as they become absolute and matured, (c) such Person and its Subsidiaries, on a consolidated basis, do not intend to, or believe (nor should they reasonably believe) that they will, incur debts or liabilities beyond such Person’s and its Subsidiaries’, on a consolidated basis, ability to pay such debts and liabilities as they become due, (d) such Person and its Subsidiaries’, on a consolidated basis, are not engaged in business or a transaction, and are not about to engage in business or a transaction, for which such Person’s and its Subsidiaries’, on a consolidated basis, property would constitute an unreasonably small capital, and (e) such Person and its Subsidiaries’, on a consolidated basis, are able to pay its debts and liabilities, contingent obligations and other commitments as they mature. The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.
“Specified Debt” means Indebtedness issued or incurred pursuant to a public or private placement of debt securities or any incurrence of Indebtedness for borrowed money.
“Subsidiary” means, with respect to any Person (the “parent”) at any date, any other Person the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other Person (a) of which more than fifty percent (50%) of the Equity Interests or more than fifty percent (50%) of the ordinary voting power, are as of such date, owned, controlled or held by the parent (either directly or through one or more intermediaries or both) or (b) the management of which is, as of such date, otherwise controlled, by the parent (either directly or through one or more intermediaries or both). Unless otherwise specified, “Subsidiary” means a Subsidiary of the Company.
“Synthetic Lease Obligation” means the monetary obligation of a Person under (a) a so-called synthetic, off-balance sheet or Tax retention lease, or (b) an agreement for the use or possession of property (including sale and leaseback transactions), in each case, creating obligations that do not appear on the balance sheet of such Person but which, upon the application of any Debtor Relief Laws to such Person, would be characterized as the indebtedness of such Person (without regard to accounting treatment).
“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.
“Termination Value” means, in respect of any Hedging Agreement, after taking into account the effect of any legally enforceable netting agreement relating to such Hedging Agreement, (a) for any date on or after the date such Hedging Agreement has been closed out and termination value determined in accordance therewith, such termination value, and (b) for any date prior to the date referenced in clause (a) of this definition the amount determined as the mark-to-market value for such Hedging Agreement, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Hedging Agreement.
“Transactions” means (a) the execution, delivery and performance by each Obligor of this Note and the other Loan Documents and (b) the transactions contemplated by the Acquisition Agreement.
“United States” and “U.S.” mean the United States of America.
“U.S. Person” means any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Code.
“Wholly-Owned” means a Person in which (other than directors’ qualifying shares required by law) 100% of the Equity Interests, at the time as of which any determination is being made, is owned, beneficially and of record, by the Company, or by one or more of the other Wholly-Owned Subsidiaries of the Company, or both.

“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.
Section 1.2Interpretation. With reference to this Note and each other Loan Document, unless otherwise specified herein or in such other Loan Document:

(a)The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine, and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise (i) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (ii) any reference herein to any Person shall be construed to include such Person’s permitted successors and assigns, (iii) the words “herein”, “hereof” and “hereunder”, and words of similar import when used in any Loan Document, shall be construed to refer to such Loan Document in its entirety and not to any particular provision thereof, (iv) unless otherwise specified, all references in any Loan Document to Sections, Exhibits and Schedules shall be construed to refer to Sections of, and Exhibits and Schedules to, the Loan Document in which such references appear, (v) any reference to any Law shall include all statutory and regulatory provisions consolidating, amending, replacing or interpreting such Law and any reference to any Law or regulation shall, unless otherwise specified, refer to such Law or regulation as amended, modified or supplemented from time to time, (vi) any table of contents, captions and headings are for convenience of reference only and shall not affect the construction of this Note or any other Loan Document, and (vii) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

(b)In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including.”

(c)All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data required to be submitted pursuant to this Agreement shall be prepared in conformity with GAAP, as in effect from time to time. Notwithstanding the foregoing, for purposes of determining compliance with any covenant (including the computation of any financial covenant) contained herein, Indebtedness of the Company and its Subsidiaries shall be deemed to be carried at 100% of the outstanding principal amount thereof, and the effects of FASB ASC 825 and FASB ASC 470-20 on financial liabilities shall be disregarded and operating and capital leases will be treated in a manner consistent with their treatment under GAAP as in effect on the Effective Date, notwithstanding any modifications or interpretive changes thereto that may occur thereafter.

SECTION 1.    INTEREST.
The Loan shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate equal to the Interest Rate for such Interest Period and shall be payable in arrears on each Interest Payment Date. Any overdue interest or principal payment on this Note shall bear interest, payable on demand, for each day from and including the date payment thereof was due to but excluding the date of actual payment, at a rate per annum equal to the rate that would otherwise be applicable thereto plus 2.00% per annum. All interest hereunder shall be computed on the basis of a year of 365 days, and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable LIBO Rate shall be determined by the Lender Representative and such determination shall be conclusive absent manifest error. Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.
SECTION 2.    PRINCIPAL PAYMENTS.

Section 3.1Scheduled Principal Payments.

(a)This Note shall not be subject to any required principal payment prior to the Maturity Date, other than as expressly set forth in Section 3.3 or Section 9.

(b)On the Maturity Date, the Company shall pay the then-outstanding principal amount of this Note and all accrued and unpaid interest thereon.

Section 3.2Optional Prepayment. The Company may, at its option, upon notice as provided below, prepay at any time all, or from time to time any part of, this Note at 100% of the principal amount so prepaid, plus accrued but unpaid interest through the prepayment date with respect to such principal amount but without any premium or penalty. The Company will give the Lender Representative written notice (which notice may be conditional) of each optional prepayment under this Section 3.2 not less than one (1) Business Day prior to the date fixed for such prepayment (or such shorter period as the Lender Representative may agree in its sole discretion). Each such notice shall specify the date fixed for prepayment, the aggregate principal amount of this Note to be prepaid on such date, and the interest to be paid on such date with respect to such principal amount being prepaid. Amounts prepaid or repaid may not be reborrowed.

Section 3.3Mandatory Prepayment.

(a)In the event and on each occasion that any Net Proceeds are received by or on behalf the Company or any Subsidiary in respect of any Prepayment Event, the Company shall, (i) in the case of any event described in clause (c) of the definition of the term “Prepayment Event”, within one (1) Business Day, after such Net Proceeds are received and (ii) in all other cases, within three (3) Business Days, after such Net Proceeds are received, prepay or cause to be prepaid the Loan in an aggregate amount equal to 100% of the amount of such Net Proceeds; provided that, in the case of any event described in clauses (a) or (b) of the definition of the term “Prepayment Event,” (i) no such prepayment will be required if the Net Proceeds with respect to any such Prepayment Event is less than $5,000,000; and (ii) if the Company shall deliver to the Lender Representative a certificate of a financial officer to the effect that the Company and the Subsidiaries intend to apply the Net Proceeds from such event, within twelve (12) months after receipt of such Net Proceeds, to acquire or replace assets (other than ordinary course current assets) or repair, improve or maintain assets to be used in the business of, or otherwise useful in the operations of, the Company and its Subsidiaries, then no prepayment shall be required pursuant to this proviso in respect of such event except to the extent of any Net Proceeds therefrom that have not been so applied within twelve (12) months after receipt of such Net Proceeds, at which time a prepayment shall be required in an amount equal to the Net Proceeds that have not been so applied. Amounts prepaid or repaid may not be reborrowed; provided that, if the Company enters into a bona fide commitment to reinvest such Net Proceeds within twelve (12) months after receipt thereof, then no prepayment shall be required pursuant to this provision in respect of such event except to the extent of any Net Proceeds therefrom that have not been so applied within eighteen (18) months after receipt of such Net Proceeds.

(b)Notwithstanding any other provisions of this Section 3.3, (i) to the extent that any Net Proceeds from any Prepayment Event pursuant to clauses (a) or (b) of the definition of “Prepayment Event” are realized by a Foreign Subsidiary (a “Repatriation Event”) and the repatriation of such Net Proceeds to the Company would be prohibited or delayed by applicable local Law, an amount equal to the Net Proceeds that would be so affected were the Company to attempt to repatriate such cash will not be required to be applied to repay the Loan at the times provided in Section 3.3(a) so long, but only so long, as the applicable local Law would not otherwise permit repatriation to the United States pursuant to this Section 3.3 and (ii) to the extent that the Company has reasonably determined in good faith that repatriation of any of or all the Net Proceeds of any Repatriation Event would have material adverse Tax consequences with respect to such Net Proceeds, an amount equal to such Net Proceeds that would be so affected will not be subject to repayment under this Section 3.3 (such cash referred to in clauses (i) and (ii), the “Non-Repatriated Cash”); provided that if any Non-Repatriated Cash is repatriated, such repatriated funds will be promptly applied (net of an amount equal to the additional Taxes payable or reserved against as a result of a repatriation and any additional costs incurred as a result of a repatriation) by the Company to the repayment of the Loan pursuant to this Section 3.3. Non-Repatriated Cash may not be used for any Restricted Payment by the Company.

Section 3.4Payment Dates. Whenever any payment of interest or principal under this Note is stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and any such additional days elapsed shall be reflected in the computation of the interest payable on such next succeeding Business Day.

Section 3.5Maturity, Surrender, etc. In the case of each prepayment of this Note pursuant to this Section 3, the principal amount of this Note to be prepaid shall (subject to any condition in the applicable notice) mature and become due and payable on the date fixed for such prepayment, together with interest on such principal amount accrued to such date. From and after such date, unless the Company shall fail to pay such principal amount when so due and payable, together with the interest, if any, as aforesaid, interest on such principal amount shall cease to accrue. All payments hereunder will be made in such coin or currency of the United States as at the time of payment shall be legal tender for the payment of public and private debts. All payments hereunder shall to be made by wire transfer of immediately available funds to such account as the Lender Representative may designate from time to time in writing to the Company.

SECTION 4.    TAXES.

Section 4.1Tax Forms. On or before the Effective Date (or, in the case of any holder of this Note other than the initial holder, on or before the date that such person becomes a holder of this Note), each holder of this Note shall deliver a duly completed and executed Internal Revenue Service Form W-8BEN-E or Internal Revenue Service Form W-9, as applicable, to the Company. The Lender and the Company shall otherwise cooperate and produce on a timely basis any Tax forms, certifications, or reports and other documentation reasonably requested by the other party in connection with any payment made under this Note. Each party shall provide reasonable cooperation to the other party in connection with any official or unofficial Tax audit or contest relating to payments made under this Note.

Section 4.2Payments Free of Taxes. Any and all payments by or on account of any obligation of the Obligors hereunder or under any other Loan Document shall be made free and clear of and without deduction or withholding for any Taxes; provided that if the Company shall be required by applicable Law (as determined in the good faith discretion of the Company) to deduct or withhold any Taxes from such payments, then (i) the Company shall make such deductions or withholdings, (ii) the Company shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable Law and (iii) if such Tax is an Indemnified Tax, then the sum payable by the Company shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section 4) the Lender receives an amount equal to the sum it would have received had no such deduction or withholding been made.
Section 4.3Tax Indemnification. The Company shall indemnify the Lender, within ten (10) Business Days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 4) payable or paid by the Lender or required to be withheld or deducted from a payment to the Lender and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Company by the Lender shall be conclusive absent manifest error.

Section 4.4Evidence of Payments. Within ten (10) Business Days after any payment of Taxes by the Company to a Governmental Authority pursuant to this Section 4, the Company shall deliver to the Lender Representative the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Lender Representative.

Section 4.5Survival. The agreements and obligations of the Company and the Lender contained in this Section 4 shall survive the repayment, satisfaction, replacement or discharge, in full or in part, of the Loan or any other obligations under the Loan Documents and the termination of this Note or any other Loan Document.

Section 4.6Treatment of Certain Refunds. If the Lender determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 4 (including by the payment of additional amounts pursuant to this Section 4), it shall pay to the Company an amount equal to such refund (but only to the extent of indemnity payments made under this Section 4 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of the Lender and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). The Company, upon the request of the Lender, shall repay to the Lender the amount paid over pursuant to this Section 4.6 (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that the Lender is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this Section 4.6, in no event will the Lender be required to pay any amount to the Company pursuant to this Section 4.6 the payment of which would place the Lender in a less favorable net after-Tax position than the Lender would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This paragraph shall not be construed to require the Lender to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the Company or any other Person.

SECTION 5.    REPRESENTATIONS AND WARRANTIES OF THE COMPANY
The Company hereby represents and warrants to the Lender that, on the Effective Date:
Section 5.1Organization; Powers. Each of the Obligors is (a) duly organized, validly existing, and, if applicable in its jurisdiction of organization, in good standing or the equivalent status under the laws of the jurisdiction of its organization, (b) except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, has all requisite corporate or similar power and authority and all governmental licenses, permits, authorizations, and other approvals and entitlements to own and operate its property, to lease or sublease any property its operates, to occupy any property it occupies, and to carry on its business as now conducted and as contemplated to be conducted by it upon and following the consummation of the Transactions, (c) has all requisite corporate or similar power and authority to execute, deliver and perform its obligations under the Loan Documents to which it is a party, and (d) except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, is duly qualified or licensed and is in good standing as a foreign corporation or other company, and authorized to do business, in each jurisdiction in which the characters of its properties or the nature of its business requires such qualification or authorization.

Section 5.2Authorization; Enforceability. The execution, delivery and performance by each Obligor of the Loan Documents to which it is a party and the performance of each Obligor’s obligations thereunder are within each Obligor’s requisite powers and have been duly authorized by all necessary corporate, limited liability company or other organizational action, and, if required, by all necessary action by holders of Equity Interests in each such Obligor. The Loan Documents to which each Obligor is a party have been duly executed and delivered by such Obligor and constitute, a legal, valid and binding obligation of such Obligor, enforceable against such Obligor in accordance with its terms, except as such enforceability may be limited by (a) Debtor Relief Laws or similar laws affecting the enforcement of creditors’ rights and (b) the application of general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

Section 5.3No Default; No Conflicts. The execution, delivery and performance by each Obligor of the Loan Documents to which it is a party (a) do not require any consent, authorization or approval of, registration or filing with, notice to, or any other action by, any Governmental Authority or any other Person except for consents, authorizations, approvals, registration, filings, notices or other acts (i) for which the failure to obtain or make could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect; and (ii) which have been obtained or made and are in full force and effect; (b) will not violate (i) any applicable law or regulation applicable to any Obligor or its Subsidiaries except for violations that could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect or (ii) the Organizational Documents of any Obligor or any of its Subsidiaries; (c) will not violate or result in a default under any Material Contract or Material Indebtedness binding upon any Obligor or any of its Subsidiaries or its assets, or require the acceleration of any payment to be made by any such Person thereunder except for violations or defaults that could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect; (d) will not conflict with or result in a breach or contravention of, any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which any Obligor or any of its Subsidiaries is a party or affecting such Person or its properties except for conflicts, breaches or contraventiions that could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect; and (e) will not result in the creation or imposition of any Lien on any asset of any Obligor or any of its Subsidiaries.

Section 5.4Compliance with Laws. No Obligor nor any Subsidiary is subject to, in violation of, or in default with respect to, any judgments, laws, regulations, orders, writs, injunctions and decrees of any Governmental Authority applicable to it or its property that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect.

Section 5.5Investment Company Status. No Obligor nor any of its Subsidiaries is an “investment company” or a company “controlled” by an “investment company” (as each such term is defined or used in the Investment Company Act of 1940) or subject to regulation any other federal or state statute or regulation that limits its ability to incur Indebtedness or that otherwise renders all or any portion of the Obligations unenforceable.

Section 5.6Use of Credit. Neither such Obligor nor any of its Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose, whether immediate, incidental or ultimate, of buying or carrying Margin Stock, and no part of the proceeds of any extension of credit hereunder will be used to buy or carry any Margin Stock or to extend credit to others for the purpose of purchasing or carrying any Margin Stock.

Section 5.7Existing Subsidiaries. Set forth on Schedule 5.7 is a complete and correct list of all of the Subsidiaries of the Company as of the Effective Date, together with, for each such Subsidiary, (i) the jurisdiction of organization, of such Subsidiary; (ii) each Person holding Equity Interests in such Subsidiary; (iii) the authorized, issued and outstanding Equity Interests issued by such Subsidiary; (iv) the Equity Interests held by each such Person; and (v) the percentage of ownership of such Subsidiary represented by such Equity Interests. Each of the Company and the Subsidiaries owns, free and clear of Liens (other than Liens described in clauses (a), (j) or (r) of the definition of Permitted Encumbrances, if any), and has the unencumbered right to vote, all outstanding Equity Interests in each Person shown to be held by it on Schedule 5.7, and all of the issued and outstanding Equity Interests of each such Person organized as a corporation or limited liability company is validly issued, fully paid (if applicable) and, with respect to any corporation, non-assessable as of the Effective Date.

Section 5.8Solvency. The Company is, and will be after giving effect to the Transactions, together with its Subsidiaries taken as a whole, Solvent.

SECTION 6.    AFFIRMATIVE COVENANTS

Section 6.1Replacement of Note. The Company will use commercially reasonable efforts as promptly as reasonably practicable following the Effective Date to obtain alternative financing in an amount sufficient to repay all outstanding amounts under this Note (the “Replacement Facility”). It is hereby acknowledged that in connection with entering into the Replacement Facility, (a) the Company may be required to pay fees, rates and expenses greater than those payable pursuant to the terms of this Note and (b) the Replacement Facility may be on terms and conditions that differ from, or are less favorable to the Company than, the provisions of this Note (including, without limitation, financial covenants and collateral matters), and in each such case, it shall be deemed commercially reasonable for the Company to enter into such Replacement Facility provided that the terms and conditions of such Replacement Facility are reflective of market terms and conditions for a syndicated secured term loan facility or secured high yield bonds at the time of issuance or incurrence thereof.

Section 6.2Financial Statements and Other Information. The Company will furnish to the Lender Representative:

(a)as soon as available and in any event within ninety (90) days after the end of each Fiscal Year commencing with the Fiscal Year ending on December 31, 2016, the consolidated balance sheet and related statements of income, stockholders’ equity and cash flows of the Company and the Subsidiaries as of the end of and for such year, setting forth in comparative form the figures for the previous Fiscal Year, audited and reported on by independent public accountants of recognized national standing reasonably acceptable to the Lender Representative (without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit (other than qualifications resulting solely from one or more debt maturities occurring within twelve months of the date of the relevant audit opinion)) to the effect that such consolidated financial statements present fairly in all materials respects the financial condition and results of operations of the Company and its Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, and a certification of a Responsible Officer of the Company that such consolidated financial statements present fairly in all materials respects the financial condition and results of operations of the Company and the Subsidiaries on a consolidated basis in accordance with GAAP consistently applied;

(b)as soon as available and in any event within forty-five (45) days after the end of each of the first three Fiscal Quarters of each Fiscal Year commencing with the Fiscal Quarter ending closest to March 31, 2017, (i) the consolidated balance sheet and related statements of income, stockholders’ equity and cash flows of the Company and its Subsidiaries as of the end of and for such Fiscal Quarter and the then elapsed portion of the Fiscal Year, setting forth in each case in comparative form the figures for (or, in the case of the balance sheet, as of the end of) the corresponding period or periods of the previous Fiscal Year, and (ii) a certification of a Responsible Officer of the Company that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of the Company and the Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end and audit adjustments and the absence of footnotes;

(c)commencing with the Fiscal Quarter ending closest to March 31, 2017, concurrently with any delivery of financial statements under clauses (a) or (b) of this Section 6.2, a certificate in a form reasonably acceptable to the Lender Representative of a Responsible Officer of the Company certifying as to whether a Default has occurred and, if a Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto;

(d)not later than five (5) Business Days after receipt thereof by any Obligor or any Subsidiary thereof, copies of all notices, written requests and other documents (including amendments, waivers and other modifications) so received under or pursuant to any Material Indebtedness or under any Material Contract regarding or related to any breach or default by any party thereto; and

(e)promptly following any request therefor, such other information and reports regarding each Obligor or any of its Subsidiaries, or compliance with the terms of this Note and the other Loan Documents, as the Lender Representative may from time to time reasonably request.
Documents required to be delivered pursuant to this Section 6.2 may be delivered electronically and if so, shall be deemed to have been delivered on the date on which such documents are received by the Lender Representative; provided that the Company shall deliver paper copies of such documents to the Lender Representative if requested. To the extent delivery of any of the document referred to above shall come due on a day other than a Business Day, delivery of such documents shall be required (notwithstanding the provisions above) to be made on the next following Business Day. Notwithstanding the foregoing, the obligations in clauses (a) and (b) of this Section 6.2 may be satisfied with respect to financial information of the Company and its Subsidiaries by furnishing the Company’s SEC Form 10-K or 10-Q, as applicable, filed with the SEC.
Section 6.3Notices of Material Events. Each Obligor will furnish to the Lender Representative prompt written notice of the following, after a Responsible Officer of any Obligor has obtained knowledge thereof:

(a)the occurrence of any Default or Event of Default;

(b)filing or commencement of, or any material development in, any action, suit or proceeding by or before any arbitrator or Governmental Authority against or affecting any Obligor or any of their respective Affiliates that (i) involves any Loan Document or (ii) could reasonably be expected to result in a Material Adverse Effect;

(c)the occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, could reasonably be expected to result in a Material Adverse Effect;

(d)any other development that results in, or could reasonably be expected to result in, a Material Adverse Effect.
Each notice delivered under this Section 6.3 shall be accompanied by a statement of a Responsible Officer of the Company setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.
Section 6.4Books and Records; Inspection Rights. Each Obligor shall, and shall cause each of its Subsidiaries to, keep proper books of record and account in which full, true, and correct in all material respect entries in accordance with GAAP are made of all dealings and transactions in relation to its business and activities. Each Obligor will, and will cause each of its Subsidiaries to, permit any representatives (including consultants, auditors, accountants and advisors) designated by the Lender Representative, upon reasonable prior notice if no Event of Default then exists, to visit and inspect its properties, to examine and make extracts from its books and records, and to discuss its affairs, finances and condition with its employees (provided an authorized representative of the Company shall be allowed, but not required, to be present during such discussion), independent accountants (if a Default or Event of Default is then continuing), or officers, all at such reasonable times and as often as reasonably requested; provided that, in no event shall any Obligor or any of its Subsidiaries be required pursuant to the terms of this Section 6.4 to allow any such Person to inspect or examine, or be required to discuss, any records, documents or other information (i) with respect to which any Obligor or any its Subsidiaries has obligations of confidentiality (it being understood that if any information is withheld in reliance on clause (i) the Company shall advise the Lender Representative of such fact and any Obligor or any of its Subsidiaries shall, following a reasonable request from the Lender Representative, use commercially reasonable efforts to furnish the relevant information by alternative means that would not violate the relevant obligation of confidentiality, including by requesting consent from the applicable contractual counterparty to disclose such information) or (ii) that is subject to attorney client-privilege; and provided, further, that excluding any such visits and inspections during the continuation of an Event of Default, the Lender Representative shall not exercise such rights more often than one time during any calendar year. If a Event of Default is then continuing, each Obligor will, and will cause each of its Subsidiaries to permit any representatives designated by the Lender Representative (including any consultants, accountants, collateral auditors and appraisers) to conduct inspections, audits, verifications, and appraisals at such times and intervals as reasonably designated by the Lender Representative.

Section 6.5Compliance with Laws. Each Obligor shall, and shall cause each of its Subsidiaries to, comply with all laws, rules, regulations, and orders of any Governmental Authority applicable to it or its property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

Section 6.6Certain Obligations Respecting Subsidiaries. The Company shall take such action, and shall cause each of its Subsidiaries to take such action, from time to time as shall be necessary to ensure that all Subsidiaries (other than any Excluded Subsidiary) are “Guarantors” hereunder. Without limiting the generality of the foregoing, the Company and its Subsidiaries shall cause (a) any Subsidiary (other than any Excluded Subsidiary) created or acquired after the Effective Date, and (b) any Subsidiary that is no longer an Excluded Subsidiary at any time of determination to, and shall cause each of its Subsidiaries

(other than any Excluded Subsidiary) to, within thirty (30) days after any of the foregoing events, become a “Guarantor” hereunder by executing and delivering the joinder to the Note Guaranty.

Section 6.7Further Assurances. The Company shall, and shall cause each other Obligor to, execute any and all further documents, agreements and instruments, and take all such further actions, which may be required under any applicable Law, or which the Lender Representative may reasonably request, to effectuate the transactions contemplated by the Loan Documents all at the expense of the Company.

SECTION 7.    NEGATIVE COVENANTS
Beginning on the Effective Date and thereafter, until all Obligations are Fully Satisfied, no Obligor shall, nor shall it permit any of its Subsidiaries to:
Section 7.1Indebtedness. Create, incur, assume or permit to exist any Indebtedness, except:
(a)Indebtedness under this Note and the other Loan Documents;

(b)the Indebtedness described on Schedule 7.1, and any Refinancing Indebtedness in respect of such Indebtedness;

(c)unsecured intercompany Indebtedness among any of the Company and its Subsidiaries permitted under Section 7.5;

(d)Indebtedness consisting of Capital Lease Obligations and Indebtedness incurred to finance the acquisition, construction or improvement of any asset; provided that (i) such Indebtedness when incurred does not exceed the purchase price or cost of construction or improvement of such asset, and (ii) the aggregate principal amount of Indebtedness permitted by this clause (d) does not exceed $20,000,000 at any time outstanding, and any Refinancing Indebtedness in respect of such Indebtedness;

(e)Indebtedness arising in connection with Hedging Agreements permitted by Section 7.11;

(f)Indebtedness incurred in the ordinary course of business under surety and appeal bonds, performance bonds, bid bonds, appeal bonds, and similar obligations, and reimbursement obligations in respect of any of the foregoing;

(g)Guarantees by the Company and any Subsidiary in respect of Indebtedness of the Company or any Subsidiary otherwise permitted hereunder; provided that (i) in the case of any Guarantee of Indebtedness of any Subsidiary that is not an Obligor by any Obligor, such Guarantee is permitted under Section 7.5 and (ii) if the Indebtedness being Guaranteed is subordinated to the Obligations, such Guarantee shall be subordinated to the Guarantee of the Obligations on terms at least as favorable to the Lender as those contained in the subordination of such Indebtedness;

(h)Indebtedness incurred in the ordinary course of business in respect of employee severance and employment agreements, workers’ compensation claims, unemployment or other insurance or self-insurance obligations, health, disability or other benefits to employees or former employees and their families;

(i)Indebtedness consisting of the financing of insurance premiums for the Company or any of its Subsidiaries in the ordinary course of business, so long as the amount of such Indebtedness is not in excess of the amount of the unpaid cost of, and shall be incurred only to defer the cost of, such insurance for the year in which such Indebtedness is incurred and such Indebtedness is outstanding only during such year;

(j)Indebtedness incurred in the ordinary course of business in respect of cash management or related services (including the Automated Clearing House processing of electronic fund transfers through the direct Federal Reserve Fedline system, credit cards, credit card processing services, debit cards, stored value cards, gift cards, purchase cards (including so-called “procurement cards” or “P-cards”) and controlled disbursement and overdraft services) provided by a depository bank to its customers;

(k)endorsements of instruments or other payment items for deposit;

(l)other unsecured Specified Debt incurred or issued by the Company or its Subsidiaries; provided that such Specified Debt shall (i) mature after the Maturity Date; (ii) have a longer or equal weighted average life to maturity than the remaining weighted average life to maturity of the Loan; and (iii) not have borrowers, issuers, guarantors or other obligors or security in any case more extensive than the Note; provided, further, that the Net Proceeds thereof are used to prepay the Loan in accordance with Section 3.3(a);

(m)to the extent constituting Indebtedness, obligations in respect of purchase price adjustments, earn-outs, non-competition agreements, and other similar arrangements, or other deferred payments of a similar nature, in each case, incurred in connection with an Investment not prohibited hereunder;

(n)Indebtedness constituting reimbursement obligations in respect of letters of credit, bank guarantees, and similar instruments issued for the account of the Company or any Subsidiary in the ordinary course of business, in an aggregate amount not to exceed $10,000,000;

(o)Indebtedness of any Foreign Subsidiary in an aggregate principal amount not to exceed $20,000,000; and

(p)customer advances or deposits received in the ordinary course of business.

Section 7.2Liens. Create, incur, assume or permit to exist any Lien on any property or asset now owned or hereafter acquired by it, except for Permitted Encumbrances.

Section 7.3Fundamental Changes; Lines of Business. (a) Merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or sell, transfer, lease or otherwise dispose of (in one transaction or in a series of transactions) all or substantially all of its assets, (in each case, whether now owned or hereafter acquired), or liquidate, wind up, or dissolve, except that:

(i)any Subsidiary may merge into or consolidated with the Company or any other Subsidiary; provided, (1) if the Company is party to any such transaction, the Company shall be the surviving entity, and (2) if the Company is not a party to such transaction but an Obligor is, (A) the surviving entity shall be an Obligor or (B) if a Subsidiary that is not an Obligor shall be the surviving entity or the transferee of such assets, such merger shall be deemed to constitute a Disposition and must be permitted under Section 7.4(d) or (o);

(ii)any Subsidiary may Dispose of all or substantially all of its assets (upon voluntary liquidation or otherwise) to the Company or to another Subsidiary; provided that if the transferor in such a transaction is an Obligor, then either (1) the transferee must be an Obligor or (2) such Disposition must be a permitted Investment in accordance with Section 7.5;

(iii)any Subsidiary may merge or consolidate with any other Person in order to effect a Disposition permitted pursuant to Section 7.4 or an Investment permitted pursuant to Section 7.5; and

(iv)any Subsidiary may liquidate, wind up, or dissolve, or suspend or consolidate its operations, if (1) the Company determines in good faith that such liquidation, winding up, dissolution, suspension, or consolidation is in the best interests of the Company and is not materially disadvantageous to the Lender, and (2) in the case of any liquidation, winding up or dissolution of an Obligor, all of the assets of such Obligor are transferred to an Obligor (other than the Company) that is not liquidating, winding up, or dissolving.

(b)No Obligor shall, nor shall it permit any of its Subsidiaries to, engage in any business other than businesses of the type conducted by the Company and the Subsidiaries on the Effective Date and businesses reasonably related thereto or similar or complementary thereto or reasonable extensions thereof.
Section 7.4Dispositions. Make any Disposition, except:

(a)Dispositions of inventory or worn, damaged or obsolete assets or other assets that are unnecessary or no longer used or useful, in each case, in the ordinary course of business;

(b)Dispositions or transactions expressly permitted by Section 7.3 or Section 7.5;

(c)Dispositions of cash and Cash Equivalents;

(d)Dispositions of property by (i) the Company and any Subsidiary to any other Obligor, (ii) any Subsidiary that is not an Obligor to any other Subsidiary that is not an Obligor and (iii) by any Obligor to any Subsidiary that is not an Obligor; provided that such Disposition shall constitute an Investment in such Subsidiary and must be permitted under Section 7.5;

(e)licenses, sublicenses, leases, or subleases granted to third parties in the ordinary course of business not interfering in any material respect with the business of the Company or any of its Subsidiaries;

(f)sales or exchanges of specific assets solely to replace such assets with replacement assets of substantially equivalent or greater value;

(g)issuances of Equity Interests by a Subsidiary to the Company or another Subsidiary constituting an Investment permitted hereunder;

(h)any abandonment or cancellation of intellectual property that, in the reasonable good faith judgment of the Company, is no longer used or useful in any material respect in the business of the Company and its Subsidiaries taken as a whole;

(i)Dispositions of property subject to or resulting from casualty losses and condemnation proceedings;

(j)the sale or discount, in each case without recourse, of accounts receivable arising in the ordinary course of business, but only in connection with the compromise or collection thereof;

(k)Dispositions of Investments (including Equity Interests) in joint ventures to the extent required by, or made pursuant to customary buy/sell arrangements between, the joint venture parties set forth in joint venture arrangements and similar binding arrangements at the time of formation of such joint venture or at any time any time another Person that is not an Affiliate of the Obligors becomes a party thereto;
(l)surrender or waiver of contractual rights or the settlement or waiver of contractual or litigation claims in the ordinary course of business;

(m)termination of licenses, leases, and other contractual rights in the ordinary course of business, which does not materially interfere with the conduct of business of the Company and its Subsidiaries;

(n)the IP Migration; and

(o)Dispositions not otherwise permitted under this Section 7.4; provided that (i) at the time of such Disposition, no Default shall exist or would result from such Disposition, and (the aggregate fair market value of all property Disposed of in reliance on this clause (o) shall not exceed $20,000,000.

Section 7.5Investments. Make, or permit to remain outstanding any Investments except:

(a)Investments outstanding on the Effective Date and identified on Schedule 7.5;

(b)Investments in cash and Cash Equivalents;

(c)Investments (i) by any Obligor or a Subsidiary that is not an Obligor in or to any Obligor; provided such Investment is subordinated to the Obligations on terms and conditions reasonably acceptable to the Lender Representative, (ii) by any Obligor to a Subsidiary that is not an Obligor not to exceed $15,000,000 in the aggregate at any time outstanding for all such Investments; (iii) by a Subsidiary that is not an Obligor to another Subsidiary that is not an Obligor; and (iv) consisting of loans, advances, or deferred purchase price made before, on, or after the Effective Date by any Obligor in any Subsidiary that is not an Obligor in connection with the IP Migration;

(d)Investments in Hedging Agreements permitted under Section 7.11;

(e)Investments consisting of deposits that constitute Permitted Encumbrances pursuant to clauses (c), (d) and (m) of the definition thereof;

(f)Investments received in connection with the bankruptcy or reorganization of, or settlement of delinquent accounts and disputes with, customers and suppliers;

(g)Investments constituting (i) accounts receivable arising, (ii) trade debt granted, or (iii) deposits made by the Company or a Subsidiary in connection with the purchase price of goods or services, in each case in the ordinary course of business;

(h)Guarantees by the Company or any Subsidiary of leases (other than Capital Lease Obligations) or of other obligations that do not constitute Indebtedness, in each case entered into in the ordinary course of business;

(i)Investments in negotiable instruments deposited or to be deposited for collection in the ordinary course of business;

(j)(i) loans and advances to officers, directors or employees for business related travel expenses, moving expenses and other similar expenses, in each case incurred in the ordinary course of business, and (ii) other loans and advances to officers, directors and employees of the Company or any of its Subsidiaries or Affiliates not to exceed $1,000,000 at any one time outstanding;

(k)Investments, in addition to those permitted by the other clauses of this Section 7.5, in an aggregate amount up to but not exceeding $20,000,000 at any time outstanding;

(l)capital expenditures by the Company or any of its Subsidiaries;

(m)Permitted Acquisitions; and

(n)Investments consisting of joint ventures, corporate collaborations, or strategic alliances in the ordinary course of the Company’s or a Subsidiary’s business consisting of the non-exclusive licensing of technology, the development of technology or the providing of technical support.
For purposes of this Section 7.5 the aggregate amount of an Investment at any time shall be deemed to be equal to (i) the aggregate amount of cash, together with the aggregate fair market value of property, loaned, advanced, contributed, transferred or otherwise invested that gives rise to such Investment minus (ii) the aggregate amount of distributions or other repayments received in cash in respect of such Investment. The amount of an Investment shall not in any event be reduced by reason of any write-off of such Investment nor increased by any increase in the amount of earnings retained in the Person in which such Investment is made or by any increase in the value of such Investment.
Section 7.6Restricted Payments. Declare or make, directly or indirectly, any Restricted Payment, except:

(a)Restricted Payments by any Subsidiary to the Company or to any other Subsidiary that directly or indirectly own Equity Interests of such Subsidiary (and, in the case of a Restricted Payment by a non-Wholly-Owned Subsidiary, to the Company and any such other Subsidiary and to each other owner of Equity Interests of such Subsidiary on a pro rata basis based on their relative ownership interests, it being understood, however, that any such Subsidiary may exclude one or more classes of equity holders from any such Restricted Payment so long as the class or classes of Equity Interests owned by the Company or any Subsidiary are not excluded from any such Restricted Payment);

(b)Restricted Payments payable in Qualified Equity Interests of the Company;

(c)payment of reasonable compensation to officers, directors, and employees for actual services rendered to the Obligors and for the reimbursement of out-of-pocket expenses actually incurred by such officers, directors, and employees in the ordinary course of business;

(d)so long as no Event of Default then exists or is caused thereby, the Company may make distributions to current and former employees, officers, or directors of the Company or any of their Subsidiaries or Affiliates (or any spouses, ex-spouses, or estate of any of the foregoing) on account of repurchases or redemptions with respect to stock options, restricted stock units, purchased shares or other Equity Interests of the Company held by such Persons, provided that the aggregate amount of such repurchases or redemptions does not exceed $2,500,000 in any Fiscal Year;

(e)the repurchase of Equity Interests of the Company that occurs upon the cashless exercise of stock options, warrants or other convertible securities as a result of the Company accepting such options, warrants or other convertible securities as satisfaction of the exercise price of such Equity Interests;

(f)Restricted Payments not otherwise permitted under this Section 7.6 so long as the aggregate amount of all Restricted Payments made pursuant to this clause (f) does not exceed $20,000,000;

(g)cash payments in lieu of fractional shares in connection with the exercise of warrants, options, or other securities, convertible or exchangeable for Equity Interests of the Company; and

(h)payments made or expected to be made by the Company in respect of withholding or similar taxes payable by any future,  present, or former employee, director, manager, or consultant (to the extent related to any transaction involving Equity Interests or convertible securities of the Company and any of its Subsidiaries), and any repurchases of Equity Interests in consideration of such payments, including deemed repurchases in connection with the exercise of stock options or the vesting  of restricted stock.

Section 7.7Transactions with Affiliates. Sell, lease or otherwise transfer any assets to, or purchase, lease or otherwise acquire any assets from, or otherwise engage in any other transactions with, any of its Affiliates (excluding any transactions with Lender or any of its Affiliates), except (a) transactions at prices and on terms and conditions that are fair and reasonable and not less favorable to such Obligor or such Subsidiary than could be obtained on an arm’s length basis from unrelated third parties as determined in good faith by the board of directors (or equivalent governing body) of the Company; (b) transactions between or among the Company and the Obligors not involving any other Affiliate; (c) any Restricted Payments permitted by Section 7.6; (d) loans and advances made in accordance with Section 7.5(j); (e) any agreement between any Person and an Affiliate of such Person existing at the time such Person is acquired by or merged into the Company or any Subsidiary pursuant to the terms of this Note; provided that such agreement was not entered into in contemplation of such acquisition or merger; (f) loans or advances to employees of any Obligor or its Subsidiaries permitted hereunder; (g) employment, consulting, severance, incentive compensation and other similar compensation arrangements (including equity incentive plans and employee benefit plans and arrangements) with their respective directors, officers, consultants and employees in the ordinary course of business; and (h) payment of customary fees and reasonable out of pocket costs to, and indemnities for the benefit of, directors, officers and employees of the Company and its Subsidiaries in the ordinary course of business.

Section 7.8Restrictive Agreements. Directly or indirectly, enter into, incur or permit to exist any agreement or other arrangement that prohibits, restricts or imposes any condition upon (a) the ability of such Obligor or any Subsidiary to create, incur or permit to exist any Lien to secure the Obligations upon any of its assets, (b) the ability of such Obligor or any Subsidiary to transfer any of its assets to another Obligor or (c) the ability of any Subsidiary to pay dividends or other distributions with respect to any Equity Interests it has issued or to make or repay loans or advances to the Company or any other Subsidiary or to

Guarantee Indebtedness of the Company or any other Subsidiary, or invest in any Obligor or any other Subsidiary; provided that:

(a)the foregoing shall not apply to (i) restrictions and conditions imposed by law or by the Loan Documents, (ii) restrictions and conditions existing on the Effective Date identified on Schedule 7.8 (but shall apply to any extension or renewal of, or any amendment or modification expanding the scope of, any such restriction or condition), (iii) customary restrictions and conditions contained in agreements relating to the sale of a Person or the sale of any other assets pending such sale, provided such restrictions and conditions apply only to the Person that is, or such assets that are, to be sold and such sale is permitted hereunder, and (iv) customary provisions in joint venture agreements or other similar agreements applicable to joint ventures permitted under Section 7.5;

(b)clauses (a) and (b) of this Section 7.8 shall not apply to (i) restrictions or conditions imposed by any agreement relating to secured Indebtedness permitted by this Note if such restrictions or conditions apply only to the property securing such Indebtedness, (ii) customary provisions in leases, licenses and other contracts entered into in the ordinary course of business restricting the assignment thereof, or the transfer of or creation of Liens on assets subject thereto and (iii) customary restrictions that arise in connection with any Permitted Encumbrance on any asset or property; provided such restriction relates only to the specific property subject to such Lien and such restriction is not created for the purposes of avoiding the restrictions of this Section 7.8;

(c)customary restrictions contained in the organizational documents of any Subsidiary that is not an Obligor as of the Closing Date and, solely to the extent required by applicable law, any other customary restrictions contained in the organizational documents of any non-Obligor Subsidiary;

(d)restrictions pursuant to any agreement, document, or instrument of any Subsidiary imposing restrictions or requirements with respect to any property or asset in existence at the time such Subsidiary or asset was acquired, so long as such restrictions or requirements are not entered into in contemplation of such Person becoming a Subsidiary or the acquisition of such assets (and any amendment, modification, or extension thereof that does not expand the scope of any such restriction or requirement and is not more adverse to the rights or interests of the Lender than such restriction or requirement in effect prior to such amendment, modification, or extension);

(e)restrictions relating solely to any Indebtedness of Foreign Subsidiaries not prohibited hereunder; and

(f)customary restrictions contained in or pursuant to any agreement, document or instrument governing Indebtedness not prohibited hereunder that restricts the payment of dividends upon the occurrence of an event of default in respect of such Indebtedness.

Section 7.9Modifications of Certain Documents. Consent to any modification, supplement or waiver of any of the provisions of (a) any Specified Debt or any Material Indebtedness that is subordinated to the Obligations, other than modifications, supplements or waivers that are not materially adverse to the Lender or (b) its Organizational Documents other than modifications, supplements or waivers that are not materially adverse to the Lender and do not in any way limit, impair or adversely affect such Obligor’s ability to pay its Obligations under the Loan Documents or otherwise limit, impair or adversely affect the ability of such Obligor to perform its other non-payment obligations under any Loan Document, or the ability of the Lender to enforce any rights or remedies under any Loan Document.

Section 7.10Accounting Changes. Make any significant change in accounting treatment or reporting practices, except as required or permitted by GAAP, or change its Fiscal Year or Fiscal Quarter end date without consent of the Lender Representative, which consent shall not be unreasonably withheld, delayed or conditioned.

Section 7.11Hedging Agreements. Enter into any Hedging Agreement, except Hedging Agreements entered into in the ordinary course of business to hedge or mitigate risks to which the Company or a Subsidiary has actual exposure in connection with fluctuations of commodity prices, currencies or interest rates and not for any speculative purposes.

Section 7.12Other Indebtedness. Directly or indirectly, voluntarily purchase, redeem, defease or prepay any principal of any Specified Debt or any Indebtedness that is subordinated to the Obligations except:

(a)intercompany Indebtedness owing (i) to any Obligors or (ii) provided no Default or Event of Default has occurred and is continuing or will result therefrom, to any Subsidiary that is not an Obligor;

(b)the conversion of any such Indebtedness to Equity Interests (other than Disqualified Equity Interests) of the Company; and

(c)other Indebtedness in an aggregate principal amount not to exceed $20,000,000.

SECTION 8.    EVENTS OF DEFAULT.
An “Event of Default” shall exist if any of the following conditions or events shall occur and be continuing:
(a)Obligors shall fail to pay any principal of any Loan when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise;

(b)Obligors shall fail to pay any interest on any Loan or any fee or any other amount (other than an amount referred to in clause (a) of this Section 8) payable under this Note or under any other Loan Document, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of five (5) or more Business Days;

(c)any Obligor shall fail to observe or perform any covenant, condition or agreement contained in Sections 6.3(a), or 7);

(d)any Obligor shall fail to observe or perform any covenant, condition or agreement contained in this Note (other than those specified in clauses (a), (b), or (c) of this Section 8) or any other Loan Document and such failure shall continue unremedied for a period of thirty (30) or more days after the earlier of: (i) the Lender's delivery of written notice thereof to the Company; and (ii) a Responsible Officer of any Obligor having obtained knowledge thereof;

(e)any Obligor shall fail to make any payment (whether of principal or interest and regardless of amount) in respect of any Material Indebtedness, when and as the same shall become due and payable (after giving effect to any applicable notice requirement or grace period);

(f)any event or condition occurs that results in any Material Indebtedness becoming due prior to its scheduled maturity or that enables or permits (with or without the giving of notice, the lapse of time or both) the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf to cause any Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity (after giving effect to any applicable notice requirement or grace period); provided that this clause (f) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property securing such Indebtedness in a transaction permitted hereunder;

(g)an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency or other relief in respect of any Obligor or any of its Subsidiaries or debts, or of a substantial part of its assets, under any Debtor Relief Laws or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator, liquidator, rehabilitator, or similar official for any Obligor or its Subsidiary or for a substantial part of its or their assets, and, in any such case, such proceeding or petition shall continue undismissed for a period of 60 or more consecutive days or an order or decree approving or ordering any of the foregoing shall be entered;

(h)any Obligor or its Subsidiary shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, or other relief under any Debtor Relief Laws now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (g) of this Section 8, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator, liquidator, rehabilitator, or similar official for any Obligor or its Subsidiary or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors, or (vi) take any action for the purpose of effecting any of the foregoing;

(i)one or more judgments for the payment of money in an aggregate amount in excess of $25,000,000 (exclusive of amounts covered by insurance provided by a financially sound insurance company and for which such insurer does not dispute coverage) shall be rendered against any Obligor or its Subsidiary and the same shall remain undischarged, undismissed, unsatisfied or not vacated for a period of sixty (60) consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of any Obligor or its Subsidiary to enforce any such judgment;

(j)an ERISA Event shall have occurred that, when taken together with all other ERISA Events that have occurred, could reasonably be expected to result in a Material Adverse Effect;

(k)a Change in Control shall occur; or

(l)any material provision of this Note or any other Loan Document shall for any reason cease to be in full force and effect except as expressly permitted hereunder or thereunder, or any the Company or any other Obligor shall so state in writing, in each case, other than in connection with a release of any Guarantor in accordance with the terms of the Note Guaranty.

SECTION 9.    REMEDIES ON DEFAULT, ETC.

Section 9.1Acceleration.

(a)If an Event of Default with respect to the Company described in clauses (g) and (h) of Section 8 has occurred, this Note then shall automatically become immediately due and payable.

(b)If any Event of Default (other than as described in clause (a) of this Section 9.1) has occurred and is continuing, the Lender Representative may, at any time at its option by written notice to the Company, declare this Note to be immediately due and payable.
Upon this Note becoming due and payable under this Section 9.1, whether automatically or by declaration, this Note will forthwith mature and the entire unpaid principal amount of this Note, plus all accrued and unpaid interest, shall all be immediately due and payable, in each and every case without presentment, demand, protest or further notice, all of which are hereby waived.
Section 9.2Other Remedies. If any Event of Default has occurred and is continuing, and irrespective of whether this Note has become or has been declared immediately due and payable under Section 8, the Lender may proceed to protect and enforce its rights by an action at law, suit in equity or other appropriate proceeding, whether for the specific performance of any agreement contained herein, or for an injunction against a violation of any of the terms hereof, or in aid of the exercise of any power granted hereby or by law or otherwise.

Section 9.3Rescission. At any time after this Note has been declared due and payable pursuant to clause (b) of Section 9.1, the Lender Representative, by written notice to the Company, may (but in no event shall be obligated to) rescind and annul any such declaration and its consequences. No rescission and annulment under this Section 9.3 will extend to or affect any subsequent Default or Event of Default or impair any right consequent thereon.

SECTION 10.AMENDMENT OF WAIVER.

Section 10.1Requirements. Neither this Note, nor any other Loan Document nor any provision hereof or thereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Company and the Lender Representative.

Section 10.2Binding Effect, No Deemed Waivers; Remedies Cumulative, Etc.

(a)Any amendment or waiver consented to as provided in this Section 10 is binding upon the Lender, each subsequent holder of this Note and upon the Company without regard to whether this Note has been marked to indicate such amendment or waiver.

(b)No failure or delay by any Lender in exercising any right or power hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Lender hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that it would otherwise have. No waiver of any provision of any Loan Document or consent to any departure by any Obligor therefrom shall in any event be effective unless the same shall be permitted by Section 10.1, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given.

(c)As used herein, the term “this Note” and references hereto shall mean this Note as it may from time to time be amended or supplemented.

SECTION 11.NOTICES.
All notices and communications provided for hereunder shall be in writing and sent (a) by facsimile if the sender on the same day sends a confirming copy of such notice by a recognized overnight delivery service (charges prepaid), or (b) by registered or certified mail with return receipt requested (postage prepaid) or (c) by a recognized overnight delivery service (with charges prepaid). Any such notice must be sent:
(i)    if to the Lender, to it at c/o Pfizer Inc., 235 East 42nd Street New York, NY 10017; Attention: Colum Lane, Assistant Treasurer, or at such other address as the initial Lender shall have specified to the Company in writing, with a copy (which shall not constitute notice) to Skadden, Arps, Slate, Meagher & Flom LLP, 4 Times Square, New York, NY 10036; Attention: Steven Messina,
(ii)    if to any subsequent holder of this Note, to such holder at such address as such holder shall have specified to the Company in writing, or
(iii)    if to the Company, to it at ICU Medical, Inc., 951 Calle Amanecer, San Clemente, CA 92673, Attention: General Counsel or at such other address as the Company shall have specified to the Lender Representative in writing, with a copy (which shall not constitute notice) to Latham & Watkins LLP, 355 South Grand Avenue, Los Angeles, CA 90071-1560; Attention: Glen B. Collyer.
Notices under this Section 11 will be deemed given only when actually received.
SECTION 12.MISCELLANEOUS.

Section 12.1Successors and Assigns. All covenants and other agreements contained in this Note by or on behalf of any of the parties hereto bind and inure to the benefit of their respective successors and, in the case of the Lender, permitted assigns (including, without limitation, any subsequent permitted holder of this Note) whether so expressed or not. The Lender may assign all or any portion of, or otherwise offer to transfer or solicit any transfers of, this Note to any Person (a) without the consent of the Company if (i) an Event of Default under clauses (a), (b), (g) or (h) of Section 8 has occurred and is continuing or (ii) if the assignment is made to an Affiliate of the Lender or to another Lender or (b) with the prior written consent of the Company (not to be unreasonably withheld, conditioned or delayed); provided that the Company shall be deemed to have consented to any assignment for which its consent is required hereunder unless it shall object thereto by written notice to the Lender Representative within five (5) Business Days after having received written notice thereof.

Section 12.2Participations. The Lender may at any time, without the consent of, or notice to, the Company, sell participations to any Person (other than a natural Person or the Company or any of the Company’s Affiliates) in all or a portion of the Lender’s rights or obligations under this Note; provided that (a) such Lender’s obligations under this Note shall remain unchanged, (b) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (c) such participation shall not increase the obligations of any Obligor under any Loan Document, except as contemplated below, and (d) the Company and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Note.

Section 12.3Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Note to secure obligations of such Lender; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

Section 12.4Register. The Company shall maintain a register for the recordation of any permitted assignments or other transfers of this Note and of the name(s) and address(es) of the holder(s) of this Note, and the principal amount (and stated interest) owing to each holder pursuant to this Note, from time to time. The entries in such register shall be conclusive absent manifest error, and the Company and the holder(s) shall treat each person whose name is recorded therein as a holder for all purposes of this Note. It is intended that this Note will be in “registered form” under Treasury Regulation Section 5f.103-1(c), and the foregoing provisions shall be interpreted and applied in a manner consistent with such intention.

Section 12.5Severability. Any provision of this Note that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall (to the full extent permitted by law) not invalidate or render unenforceable such provision in any other jurisdiction.

Section 12.6Construction. Each covenant contained in this Note shall be construed (absent express provision to the contrary) as being independent of each other covenant contained herein, so that compliance with any one covenant shall not (absent such an express contrary provision) be deemed to excuse compliance with any other covenant. Where any provision in this Note refers to action to be taken by any Person, or which such Person is prohibited from taking, such provision shall be applicable whether such action is taken directly or indirectly by such Person. The section headings contained in this Note are for reference purposes only and shall not affect the meaning or interpretation of this Note.

Section 12.7Integration. This Note embodies the entire agreement and understanding between the Company and the Lender and supersedes all prior agreements and understandings relating to the subject matter hereof.

Section 12.8Lost, Stolen, Destroyed or Mutilated Note. Upon receipt of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of this Note and of indemnity arrangements reasonably satisfactory to the Company from or on behalf of the holder of this Note, and upon surrender or cancellation of this Note if mutilated, the Company shall make and deliver a new note of like tenor in lieu of such lost, stolen, destroyed or mutilated Note, at the Lender’s expense.

Section 12.9Confidentiality. During the term of this Note, the provisions of Section 6.16 of the Acquisition Agreement are incorporated herein, mutatis mutandis, as if a part hereof.

Section 12.10Expenses; Indemnity.

(a)Costs and Expenses. The Company agrees to promptly pay, not later than thirty (30) days following written demand therefor, all reasonable and documented out-of-pocket expenses incurred by the Lender, including the reasonable and documented fees, charges and disbursements of in the case of the Lender, one primary counsel, one local counsel in each relevant jurisdiction, and one specialty counsel for each relevant specialty area, in each case in connection with the administration of the Note, amendments, modifications and waivers of the provisions thereof and the enforcement or protection of such

Person’s rights in connection with this Note and the other Loan Documents, including its rights under this Section 12.10, and including in connection with any bankruptcy or insolvency proceeding, workout, restructuring or related negotiations in respect thereof.

(b)Indemnification. The Obligors will indemnify the Lender and its Affiliates and their respective, partners, directors, officers, agents, representatives and advisors (each, an “Indemnified Person”) and hold them harmless from and against all liabilities, damages, claims, costs and expenses (including reasonable and documented fees, disbursements, settlement costs and other charges of one primary legal counsel (and, in the case of an actual or perceived conflict of interest where the Indemnified Person affected by such conflict notifies the Obligors of the existence of such conflict and thereafter retains its own counsel, of another firm of counsel for such affected Indemnified Person) and one local counsel in each relevant jurisdiction, in each case, on behalf of the Lender) relating to this Note; provided that no Indemnified Person will have any right to indemnification for any of the foregoing to the extent resulting from (i) the gross negligence, material breach in bad faith or willful misconduct of the Loan Documents by, the relevant Indemnified Person or any of its Affiliates or their respective partners, directors, officers, employees, agents, advisors or other representatives as determined by a final, non-appealable judgment of a court of competent jurisdiction or (ii) any dispute solely among the Indemnified Persons (other than any claims arising out of any act or omission of the Company or any of its affiliates). This Section 12.10(b) shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.

Section 12.11GOVERNING LAW; JURISDICTION; WAIVER OF VENUE, JURY TRIAL AND CERTAIN DAMAGES.

(a)THIS NOTE, THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER AND ALL MATTERS ARISING OUT OF OR RELATING IN ANY WAY WHATSOEVER TO THIS NOTE OR THE OTHER LOAN DOCUMENTS (WHETHER IN CONTRACT, TORT OR OTHERWISE) SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

(b)EACH OF THE PARTIES HERETO (AND LENDER BY ACCEPTING THE BENEFITS HEREOF) HEREBY IRREVOCABLY AND UNCONDITIONALLY AGREES THAT IT SHALL NOT COMMENCE ANY ACTION, LITIGATION OR PROCEEDING OF ANY KIND OR DESCRIPTION, WHETHER IN LAW OR EQUITY, WHETHER IN CONTRACT OR IN TORT OR OTHERWISE, AGAINST ANY OTHER PARTY OR ANY RELATED PARTY OF ANY OTHER PARTY IN ANY WAY RELATING TO THIS NOTE OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS RELATING HERETO OR THERETO, IN ANY FORUM OTHER THAN THE SUPREME COURT OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, AND EACH OF THE PARTIES HERETO (AND LENDER BY ACCEPTING THE BENEFITS HEREOF) HEREBY IRREVOCABLY AND UNCONDITIONALLY IRREVOCABLY AND UNCONDITIONALLY SUBMITS TO THE JURISDICTION OF SUCH COURTS AND AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION, LITIGATION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO (AND LENDER BY ACCEPTING THE BENEFITS HEREOF) AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS NOTE OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT THE LENDER MAY OTHERWISE HAVE TO BRING

ANY ACTION OR PROCEEDING RELATING TO ANY LOAN DOCUMENT AGAINST ANY OBLIGOR OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

(c)EACH PARTY HERETO (AND LENDER BY ACCEPTING THE BENEFITS HEREOF) HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO ANY LOAN DOCUMENT IN ANY COURT REFERRED TO IN Section 12.11(b). EACH OF THE PARTIES HERETO (AND LENDER BY ACCEPTING THE BENEFITS HEREOF) HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

(d)EACH PARTY HERETO (AND LENDER BY ACCEPTING THE BENEFITS HEREOF) HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS NOTE OR ANY OTHER LOAN DOCUMENT (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (AND LENDER BY ACCEPTING THE BENEFITS HEREOF) (I) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY, OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (II) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS NOTE AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

(e)EACH PARTY HERETO (AND LENDER BY ACCEPTING THE BENEFITS HEREOF) HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO INDIRECT, SPECIAL, INCIDENTAL, CONSEQUENTIAL, OR PUNITIVE DAMAGES (AS OPPOSED TO DIRECT OR ACTUAL DAMAGES) ARISING OUT OF OR RELATING TO THIS NOTE OR ANY OTHER LOAN DOCUMENT.

Section 12.12Service of Process. Each party hereto irrevocably consents to service of process in the manner provided for notices in Section 11. Nothing in this Note will affect the right of any party to this Note (or Lender by accepting the benefits hereof) to serve process in any other manner permitted by applicable Law.

Section 12.13Right of Setoff. If an Event of Default shall have occurred and be continuing, the Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held, and other obligations (in whatever currency) at any time owing, by the Lender or any such Affiliate, to or for the credit or the account of the Company or any other Obligor against any and all of the obligations of the Company or any other Obligor now or hereafter existing under this Note or any other Loan Document to the Lender or its Affiliates, irrespective of whether or not the Lender or any such Affiliate shall have made any demand under this Note or any other Loan Document and although such obligations of the Company or such Obligor may be contingent or unmatured or are owed to an Affiliate of the Lender different from the Affiliate holding such deposit or obligated on such indebtedness. The rights of the Lender and its Affiliates under this Section 12.13 are in addition to other rights and remedies (including other rights of setoff) that the Lender or its Affiliates may have. The Lender agrees to notify the Company promptly after any such setoff; provided that the failure to give such notice shall not affect the validity of such setoff and application.
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IN WITNESS WHEREOF, the undersigned has caused this Note to be duly executed and delivered by its officer or officers thereunto duly authorized as of the date first above written.

ICU MEDICAL, INC.

Date: February 3, 2017	By:	/s/ Scott E. Lamb
Scott E. Lamb
Chief Financial Officer and Treasurer

[Signature Page for Senior Note]

Agreed and Acknowledged By:

PFIZER INC.

Date: February 3, 2017	By:	/s/ Douglas E. Giordano
Douglas E. Giordano
Senior Vice President, Worldwide Business Development

[Signature Page for Senior Note]